[THE PRINCETON REVIEW LOGO]

                                                        Contacts:
                                                        Harriet Brand
                                                        The Princeton Review
                                                        (212) 874-8282 ext. 1091

                                                        Robin Raskin
                                                        The Princeton Review
                                                        (212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

         The Princeton Review Reports Solid Second Quarter 2003 Results

New York, NY, August 6, 2003--The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and college admissions services, today announced financial results in line with consensus estimates for its second quarter and six months ended June 30, 2003.

Second Quarter and Six Month Financial Highlights

o Led by significant growth in the K-12 Services division, revenue for the second quarter increased 13% to $23.7 million, versus $21.0 million in the second quarter of 2002. Revenue for the six months ended June 30, 2003 increased 12% to $45.4 million, versus $40.4 million recorded in the first half of 2002.

o The Company reported net income of $299,000, or $0.01 per share, as compared to a net loss in the second quarter of 2002 of ($434,000), or ($0.02) per share. For the first six months of 2003, the Company lost ($904,000), or ($0.03) per share, as compared to a net loss of ($2.7) million, or ($0.10) per share, in the same period last year.

"These are exciting results for several reasons," said John Katzman, Chief Executive Officer of The Princeton Review. "First, we've now been profitable over the past year, with every expectation of remaining so for the foreseeable future. Secondly, over the next 12 months, all three divisions are expected to contribute to our bottom line; the oars are now all in the water. Finally, K-12 revenue from schools has moved from $15,000 in 2000, to $650,000 in 2001, to $5.2 million in 2002, and may well exceed $15 million in 2003. This division has established itself and gained a unique position in the K-12 world."

Test Prep

Test Prep revenue showed moderate growth of 4% in the second quarter of 2003 to $16.4 million compared to $15.8 million reported last year. For the past several years, course revenue, particularly SAT revenue, has grown more slowly in the first half of the year than the second. We are working on a number of initiatives to address this challenge: among them are contract sales to institutions, product and course enhancements, changes to our marketing strategies, and a focus on the upcoming changes to the SAT.

K-12 Services

K-12 Services continued to excel this quarter. Revenue was up 73% to $5.1 million compared to $3.0 million reported in the second quarter of 2002. Market acceptance of this division's products and services continues to increase as the Company demonstrates its unique ability to not only produce and administer tests, but also provide the analysis and diagnostics that enable teachers to develop a curriculum based on the results. Its work with Philadelphia and New York City, as well as its participation in the federal Following the Leaders initiative, are testaments to The Princeton Review's growing reputation among educators in the K-12 space.

Admissions Services

Admissions Services made excellent progress. The second quarter of 2003 was the last quarter affected by weak 2002 renewals, and revenue dropped 8% to $2.1 million from $2.3 million a year ago. However, bookings continue to be strong this year, and customer renewals have been in excess of 90%. Schools are beginning to acknowledge the Admissions Services division's unique selling proposition as evidenced by strong bookings-to-date. With this year's renewal season nearly completed, the primary goal in the second half of 2003 is to grow existing accounts so customers not only utilize the Company's traditional applications to automate the entire admissions process, but also its marketing services to reach hard to find students.

Business Outlook

The Company continues to be confident it will achieve its 2003 estimates, and plans to give guidance for 2004 on its earnings call for the third quarter of 2003. We expect revenue for the third quarter of 2003 in the range of $31 million to $33 million, and earnings per share in the range of $0.10 to $0.12.

The Princeton Review will review its second quarter 2003 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Daylight Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm. To participate on the live call, investors should dial (913) 981-5559 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/redesign/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company's website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 400568, through August 8, 2003.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers classroom and online test preparation, as well as private tutoring, to help students improve their scores in college and graduate school admissions tests. The Company's free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students' academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 190 print and software titles on test preparation; college and graduate school selection and admissions; and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "believe", "intend," "expect", "may", "could", "would", "will", "should", "plan", "project", "contemplate", "anticipate", or similar statements. Because these statements reflect The Princeton Review's current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review's actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption "Risk Factors" in The Princeton Review's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

                              - Tables to Follow -

                   THE PRINCETON REVIEW, INC AND SUBSIDIARIES
                      (in thousands, except per share data)
                      Consolidated Statements of Operations

                                                                        Three months ended June 30,       Six months ended June 30,
                                                                        ---------------------------       -------------------------
                                                                            2003          2002*              2003          2002*
                                                                        ---------------------------       -------------------------
                                                                                (Unaudited)                      (Unaudited)
Revenue
   Test Preparation Services                                               $16,448       $15,773            $32,478       $30,599
   Admissions Services                                                       2,123         2,310              4,797         5,516
   K-12 Services                                                             5,124         2,966              8,114         4,331
                                                                        ---------------------------       -------------------------
      Total revenue                                                         23,695        21,049             45,389        40,446
                                                                        ---------------------------       -------------------------
Cost of revenue
   Test Preparation Services                                                 5,698         4,578             10,199         9,198
   Admissions Services                                                         470           600              1,378         1,260
   K-12 Services                                                             1,445           832              2,656         1,186
                                                                        ---------------------------       -------------------------
      Total cost of revenue                                                  7,613         6,010             14,233        11,644
                                                                        ---------------------------       -------------------------

                                                                        ---------------------------       -------------------------
      Gross profit                                                          16,082        15,039             31,156        28,802
                                                                        ---------------------------       -------------------------

Operating expenses                                                          15,401        15,773             32,452        33,389

                                                                        ---------------------------       -------------------------
Income (loss) from operations                                                  681          (734)            (1,296)       (4,587)
                                                                        ---------------------------       -------------------------

Interest expense                                                              (215)         (157)              (359)         (309)
Other income                                                                    49             4                 96           261
                                                                        ---------------------------       -------------------------
Income (loss) before benefit for income taxes                                  515          (887)            (1,559)       (4,635)
(Provision) benefit for income taxes                                          (216)          453                655         1,947
                                                                        ---------------------------       -------------------------
Net income (loss)                                                          $   299       $  (434)           $  (904)      $(2,688)
                                                                        ===========================       =========================

Basic income (loss) per share                                              $  0.01       $ (0.02)           $ (0.03)      $ (0.10)
                                                                        ===========================       =========================
Diluted income (loss) per share                                            $  0.01       $ (0.02)           $ (0.03)      $ (0.10)
                                                                        ===========================       =========================

Weighted average shares used in computing net income (loss) per share
   Basic                                                                    27,282        27,248             27,277        27,217
                                                                        ===========================       =========================
   Diluted                                                                  27,425        27,248             27,277        27,217
                                                                        ===========================       =========================

                               Balance Sheet Data

                                             June 30, 2003     December 31, 2002
                                             -------------     -----------------
                                              (unaudited)

Cash and cash equivalents                       $  9,883            $ 11,963
Total assets                                     115,323             112,116
Long term debt                                     5,273               5,656
Stockholders' equity                              78,557              79,298

* Restated to conform to current year presentation